WACCAMAW BANK

Growing Coastal Carolina Strong

FOLLOW-ON COMMON STOCK OFFERING
30,000,000 SHARES

WACCAMAW BANKSHARES, INC. COMMON STOCK

MCKINNON & COMPANY

INVESTMENT BANKING

Member FINRA · Member SIPC

June 2010 Waccamaw Bankshares, Inc. (NASDAQ: WBNK) Whiteville, NC Filed pursuant to Rule 433 Registration No. 333-160436 Dated June 17, 2010

DISCLAIMER

WACCAMAW BANK
Growing Coastal Carolina Strong

This presentation may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: conditions imposed on the Company by federal or state banking regulators;
adverse developments in borrower industries; the Company’s ability to manage growth;
changes in the interest rates affecting deposits and loans; economic, market, or business conditions; recent negative developments in the financial industry and credit markets; an insufficient allowance for loan losses as a result of inaccurate assumptions; changes in laws, regulations, and the policies of federal or state regulators and agencies; the Company’s ability to raise capital; the Company’s ability to maintain internal control over financial reporting; and other risks detailed from time to time in the Company’s Securities and
Exchange Commission reports, including but not limited to the Annual Report on Form 10-
K for the most recent fiscal year ended and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and the Company’s prospectus described below. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this presentation.
Waccamaw Bankshares, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. Prospective investors should read the prospectus in that registration statement and other documents that Waccamaw
Bankshares, Inc. has filed with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov.

OFFERING TERMS

WACCAMAW BANK
Growing Coastal Carolina Strong

Issuer: Waccamaw
Bankshares, Inc.  (NASDAQ: WBNK)
Type of Offering: Follow-On Public Offering
Type of Security: Common Stock
Transaction Size: 30,000,000 Common Shares
Company Option to
Increase Deal Size: 15%
Use of Proceeds: Enhance Capital Ratios, Redeem Outstanding
Indebtedness, General Corporate Purposes
Book-Running Manager: McKinnon & Company, Inc.

OFFERING OBJECTIVES

WACCAMAW BANK
Growing Coastal Carolina Strong

Significantly strengthen capital position
Allows Bank to comfortably exceed minimum ratios for “Well Capitalized” status
Position Waccamaw to capitalize upon recent dislocations in market
FDIC seizures provide market opportunity in WBNK’s coastal markets
Enable WBNK to actively pursue its business strategy:
Enhance Earnings
Increase Market Share
Leverage Platform
Provide flexibility to eventually pursue shareholder enhancement strategies, subject to regulatory approval and market conditions
Strategic acquisitions
Dividend policy
Stock buyback
The Company Anticipates This Offering Will:

COMPANY OVERVIEW

WACCAMAW BANK
Growing Coastal Carolina Strong

Founded 1997 in Whiteville, North Carolina
$586MM assets at 3/31/2010
NASDAQ: WBNK
Whiteville has strong history in banking
Former headquarters of UCB, $4B in assets when sold in 1996 to BB&T
17 branch locations, 11 opened in past 5 years
Strong record of historical growth
Experienced management team with recent addition in special assets area
3 former bank CEOs
Established franchise in several attractive markets
North Carolina: Columbus, Brunswick, Bladen, and New Hanover Counties
South Carolina: Lancaster and Horry Counties
Working through credit issues
Entered into a written agreement with Federal Reserve and North Carolina
Commissioner of Banks in June 2010

INVESTMENT HIGHLIGHTS

WACCAMAW BANK
Growing Coastal Carolina Strong

Recent 11 branch additions represent only 25% of deposits but cover the largest markets
Dislocations of key coastal institutions creates market
opportunity :
Beach First    $600MM (FDIC closure/subsequent takeover)
Cape Fear       $500MM (FDIC closure/subsequent takeover)
Cooperative $1B (FDIC closure/subsequent takeover)
Carolina First $12B (Pending acquisition by TD Bank)
Growing core deposits & lending relationships in new markets
Long-term outlook for market (particularly coastal regions) is favorable
Current branch network will support significant growth
without major incremental fixed costs
Lack of TARP funding provides greater flexibility
New shares will increase liquidity of market for common stock

ESTABLISHED FOOTPRINT IN ATTRACTIVE MARKETS

Raleigh
Charlotte
Fayetteville
Columbia
Heath Springs
Elizabethtown
Whiteville
Chadbourn
Tabor City
Wilmington
Southport (2)
Oak Island
Holden Beach
Shallotte (2)
Ocean Isle Beach
Little River
Conway (2)
Myrtle Beach

WACCAMAW BANK
Growing Coastal Carolina Strong

7

Footprint includes several prominent coastal communities that are likely to rebound as the economy recovers.  Long-term demographics remain attractive for these areas given historical migration patterns, the effects of tourism and the broad based appeal of the
Carolinas.

EXPERIENCED MANAGEMENT TEAM

WACCAMAW BANK
Growing Coastal Carolina Strong

Years at WBNK Years in Banking
James G. Graham 11 38
President & CEO, Director
David A. Godwin 9 9
CFO
J. Daniel Hardy, Jr. 3 39
Chief Lending Officer
Kim T. Hutchens 5 21
Chief Administrative Officer
Richard C. Norris 7 20
Chief Credit Officer
Freda H. Gore 13 29
Chief Operations Officer
Geoffrey R. Hopkins 7 14
Senior Commercial Lender
Brian Webb 1 15
Commercial Loan Officer & Supervisor of
the Special Assets Division

MANAGEMENT BIOS

WACCAMAW BANK
Growing Coastal Carolina Strong

James G.
Graham,
60, a Director of the Company since 1999, is President and Chief Executive Officer of
Waccamaw Bank and Waccamaw Bankshares, Inc.  As a banker for 38 years, he has served as a community bank
CEO for 25 of those years having served as President and Chief Executive Officer of Commonwealth Community
Bank Corp. from 1984 until 1998.  In addition, he serves as Chairman of the Columbus County Economic
Development Commission, on the Board of Directors of the International Logistics Park of North Carolina, the
Board of Trustees of Southeastern Community College, the Columbus County Committee of 100, and the Cape
Fear Council Boy Scouts of America.
David A.
Godwin,
53, Senior Vice President and Chief Financial Officer of Waccamaw Bank and Waccamaw
Bankshares, Inc. since 2001.  Prior to that, Comptroller of Four Seasons Screen Printing Co. in Conway, South
Carolina from February 2001 to July 2001. Prior to that Mr. Godwin was Chief Financial Officer/Comptroller of
Jones Stores, Inc. in Tabor City, North Carolina (23 variety stores) from 1995 to 2001.  Prior to that Controller of
Ellis Meares & Sons, Inc. in Fair Bluff, North Carolina from 1987 to 1995,  Assistant Controller of Stephenson, Inc.
in Alexandria, Virginia from 1983 to 1987, and Accountant I & II of County of Fairfax, Fairfax, Virginia from 1980 to 1983.
J. Daniel Hardy,
Jr.,
61, Senior Vice President and Chief Lending Officer of Waccamaw Bank and Waccamaw
Bankshares, Inc. since 2007. Prior to that, Executive Vice President of First Community Bank and President of
North Carolina Region, First Community Bancshares, Inc. of Bluefield, Virginia, President and Chief Executive
Officer, FNB Corp of Virginia and First National Bank in Christiansburg, VA with approximately $920MM in assets. FNB merged with Bank of Orange County and Second National Bank of Culpepper to form StellarOne
Corp. During his tenure with FNB Corp, he led his company through two bank acquisitions and was instrumental in a third acquisition.
Kim T. Hutchens,
54, Senior Vice President and Chief Administrative Officer of Waccamaw Bank and Waccamaw
Bankshares, Inc. since 2005. Prior to that, Campaign Director/Advisor for various congressional and senatorial campaigns. Prior to that, Senior Vice President of Human Resources of Bank of Granite in Granite Falls, North
Carolina from 1987 to 2003.

MANAGEMENT BIOS (CONT'D)

WACCAMAW BANK
Growing Coastal Carolina Strong

Richard C.
Norris,
44, Senior Vice President and Chief Credit Officer of Waccamaw Bank and Waccamaw
Bankshares, Inc. since 2003. Prior to that Senior Business Underwriter, Business Central Underwriting, and
Commercial Banking Manager of First Citizens Bank in Raleigh, North Carolina from 1996 to 2003. He served earlier as a Credit Analyst, Raleigh, North Carolina, Business Banker, High Point, North Carolina, Commercial
Lender, Winston-Salem, North Carolina, and Commercial Lender, Chapel Hill, North Carolina with
NCNB/NationsBank from 1988 to 1993.
Freda H.
Gore,
48, Senior Vice President and Chief Operations Officer of Waccamaw Bank since 1997 to present and Waccamaw Bankshares since 2001 to present. Prior to that Vice President Area Operations Officer of First
Citizens Bank from 1995 to 1996 in Raleigh, North Carolina and Treasurer, Operations Officer of First Investors
Savings Bank in Whiteville, North Carolina from 1981 to 1995.
Geoffrey R.
Hopkins,
36, Senior Vice President and Senior Commercial Lender of Waccamaw Bank and
Waccamaw Bankshares, Inc. since May of 2008.  Prior to that Vice President and Area Executive for Columbus and
Bladen Counties supervising the commercial lending function for that area; joined Waccamaw Bank in January
2003. Prior to joining Waccamaw, he served as Commercial Banker for BB&T from March 2000 to January 2003.
Prior to that Market Manager, Anchor Bank, Little River, South Carolina from June 1996 to March 2000.
Brian
Webb,
40, Vice President and Commercial Loan Officer and Supervisor of the Special Assets Division since
January 2010. Prior to that, Kingdom Financial, Richlands, Virginia, Owner of Mortgage Brokerage Firm from 2009 to January 2010.  President and Chief Executive Officer of First Sentinel Bank, Richlands, Virginia, with $140MM in assets from 2007 to August 2008; Vice President, Senior Lender First Sentinel Bank, Richlands, Virginia, from
November 2001 to March 2007. He earlier served as Vice President for First Union National Bank, Charlotte, North
Carolina from August 1995 to November 2001 supervised 4 offices with approximately $165MM in assets.

Presence is Growing in Coastal Areas

500
450
400
350
300
250
200
150
100
50
0
Top bar indicates coastal counties (Brunswick, New Hanover and Horry)
2002
2003
2004
2005
2006
2007
2008
2009

Lancaster (SC)
Bladen (NC)
New Hanover (NC)
Horry (SC)
Brunswick (NC)
Columbus (NC)

WACCAMAW BANK
Growing Coastal Carolina Strong

DEPOSIT GROWTH ($MMS, YEARS AS OF JUNE 30) COUNTY DEPOSIT COMPOSITION IN 2009 11 Source: 10-Ks, 10-Q Source: Company reports

MARKET POSITION

WACCAMAW BANK
Growing Coastal Carolina Strong

Source: FDIC
Total Market
Market Deposits % of
MSA Rank Branches (000s) Franchise
Wilmington 12             8                6,077,532        27%
Myrtle Beach/Conway/N. Myrtle 20             4                5,582,140        6%
Counties/Cities Not in any MSA
Columbus County (Whiteville areas) 2                3                785,117            60%
Bladen County (Elizabethtown) 5                1                251,978            5%
Lancaster County (SC) 6                1                387,648            2%
Total 17             13,084,415      100%

MARKET DEMOGRAPHICS

WACCAMAW BANK
Growing Coastal Carolina Strong

Household Projected
Total Market Projected Approximate Income Population
Deposits Population Household Change Growth
New Markets (000s) 2010 Income  ($) 1999-2008 2010-2019
Brunswick County (NC Coastal) 1,612,014        110,292          35,888                29% 26%
New Hanover County (Wilmington) 4,110,629        196,191          40,172                28% 10%
Horry County (Myrtle Beach) 5,582,140        251,390          36,470                17% 17%
Legacy Markets
Columbus County (Whiteville areas) 785,117            56,569             26,805                19% 4%
Bladen County (Elizabethtown) 251,978            31,872             26,877                19% -2%
Lancaster County (SC) 387,648            65,250             34,688                10% 6%
Total 12,729,526
Source: Household Income from
www.city-data.com;
population from SC Budget and Control
Board and from NC Office of State Management and Budget

EMERGING POSITION IN NEW MARKETS

WILMINGTON, NC MSA WBNK: 12th Market Rank of 22 Total		30-Jun-09				
		Outside of Market		Inside of Market		
Institution	State (Hqtrd)	No. of Offices	Deposits $000s	No. of Offices	Deposits $000s	Market Share
BRANCH BANKING & TRUST CO	NC	1,482	92,121,619	23	1,631,784	26.85%
WACHOVIA BANK NATIONAL ASSN	NC	3,328	393,371,543	10	817,461	13.45%
FIRST-CITIZENS BANK & TRUST CO	NC	327	11,725,457	15	613,292	10.09%
BANK OF AMERICA	NC	6,160	817,383,319	13	606,002	9.97%
FIRST BANK	NC	85	2,423,232	13	458,167	7.54%
RBC BANK USA	NC	430	18,103,207	11	411,917	6.78%
FIRST FS&LA OF CHARLESTON	SC	56	2,087,653	8	325,753	5.36%
SECURITY SAVINGS BANK SSB	NC	3	51,561	8	244,073	4.02%
SUNTRUST BANK	GA	1,740	118,323,970	7	208,385	3.43%
NEWBRIDGE BANK	NC	35	1,539,827	3	133,052	2.19%
CAROLINA FIRST BANK	SC	171	9,333,674	5	130,950	2.15%
WACCAMAW BANK	**NC**	**9**	**338,558**	**8**	**125,489**	**2.06%**
Others		2,582	101,333,899	17	371,207	6.11%
Number of Institutions in the Market: 22		16,408	1,568,137,519	141	6,077,532	100.00%

Myrtle Beach - Conway - North Myrtle Beach MSA WBNK: 20th Market Rank of 27 Total		30-Jun-09				
		Outside of Market		Inside of Market		
Institution	State (Hqtrd)	No. of Offices	Deposits $000s	No. of Offices	Deposits $000s	Market Share
BRANCH BANKING & TRUST CO	NC	1,488	92,936,872	17	816,531	14.63%
CONWAY NATIONAL BANK	SC	2	41,770	13	639,998	11.47%
HORRY COUNTY STATE BANK	SC	-	-	14	525,986	9.42%
WACHOVIA BANK NATIONAL ASSN	NC	3,330	393,688,371	8	500,633	8.97%
BEACH FIRST NATIONAL BANK	SC	3	140,134	4	436,554	7.82%
CAROLINA FIRST BANK	SC	166	9,068,962	10	395,662	7.09%
CRESCENT BANK	SC	-	-	4	394,202	7.06%
BANK OF AMERICA	NC	6,166	817,658,316	7	331,005	5.93%
Others		2,917	131,849,195	61	1,541,569	27.62%
WACCAMAW BANK	**NC**	**13**	**437,529**	**4**	**26,518**	**0.48%**
Number of Institutions in the Market: 27		14,072	1,445,383,620	138	5,582,140	100.01%

WACCAMAW BANK
Growing Coastal Carolina Strong

14 Source: FDIC

LEADING POSITION IN ANCHOR MARKETS

Whiteville, NC (City) WBNK: 1st Market Rank of 7 Total		30-Jun-09				
		Outside of Market		Inside of Market		
Institution	State (Hqtrd)	No. of Offices	Deposits $000s	No. of Offices	Deposits $000s	Market Share
WACCAMAW BANK	NC	16	254,636	1	209,411	37.24%
BRANCH BANKING & TRUST CO	NC	1,502	93,564,718	3	188,685	33.56%
RBC BANK USA	NC	439	18,420,038	2	95,086	16.91%
FIRST-CITIZENS BANK & TRUST CO	NC	341	12,307,446	1	31,303	5.57%
FIRST BANK	NC	97	2,853,400	1	27,999	4.98%
SECURITY SAVINGS BANK SSB	NC	10	286,099	1	9,535	1.70%
WOODFOREST NATIONAL BANK	SC	544	2,797,282	1	259	0.05%
Number of Institutions in the Market: 7		2,949	130,483,619	10	562,278	100.00%

Shallotte, NC (City) WBNK: 3rd Market Rank of 6 Total		30-Jun-09				
		Outside of Market		Inside of Market		
Institution	State (Hqtrd)	No. of Offices	Deposits $000s	No. of Offices	Deposits $000s	Market Share
BRANCH BANKING&TRUST CO	NC	1,503	93,592,672	2	160,731	50.01%
SECURITY SAVINGS BANK SSB	NC	10	226,940	1	68,694	21.37%
WACCAMAW BANK	NC	15	411,814	2	52,233	16.25%
FIRST-CITIZENS BANK&TRUST CO	NC	341	12,312,356	1	26,393	8.21%
FIRST BANK	NC	97	2,868,041	1	13,358	4.16%
BANK OF AMERICA NA	NC	6172	817,989,321	1	0	0.00%
Number of Institutions in the Market: 6		8,138	927,401,144	8	321,409	100.00%

Chadbourn, NC (City) WBNK: 1st Market Rank of 2 Total		30-Jun-09				
		Outside of Market		Inside of Market		
Institution	State (Hqtrd)	No. of Offices	Deposits $000s	No. of Offices	Deposits $000s	Market Share
WACCAMAW BANK	NC	16	419,297	1	44,750	71.49%
BRANCH BANKING & TRUST CO	NC	1,504	93,735,554	1	17,849	28.51%
Number of Institutions in the Market: 2		1,520	94,154,851	2	62,599	100.00%

WACCAMAW BANK
Growing Coastal Carolina Strong

15 Source: FDIC

Solid Historical Growth

700
600
500
400
300
200
100
0
Avg. Assets
Avg. Deposits
Avg. Loans
2005
2006
2007
2008
2009
3/31/2010

- Overall balance sheet growth has been consistent

- Balance sheet risk has been mitigated by declining percentage of loans in the asset base

- Deposit growth compounded at 14.4% from 2005 to 3/31/2010; assets at 16.8% annually

WACCAMAW BANK
Growing Coastal Carolina Strong

16 Source: 10-Ks, 10-Q

Increased Brokered Deposits to Extend Maturity

600
500
400
300
200
100
0
Brokered Deps
Deposits
2007
2008
2009
3/31/2010

Brokered deposits were increased in Q1 '10 to extend maturities and lock in the refunding of $30 MM in brokered deposit run-off expected in the next 6 to 8 months

This better positions Bank for an increase in rates

WACCAMAW BANK
Growing Coastal Carolina Strong

17 Source: Company reports

DEPOSIT FRANCHISE OVERVIEW

WACCAMAW BANK
Growing Coastal Carolina Strong

Focus has expanded from slow growth rural markets to
coastal regions with larger deposit bases & favorable long-
term growth prospects
Strategic investment in new coastal branches (11 in the past
5 years) has established a solid foothold in these high growth markets
Dislocations of large community banks in these new
markets have created a unique opportunity for WBNK
Emphasizing attracting core deposits from displaced
community bank customers, reducing brokered deposit
balances and capturing market share

First Quarter 2010 Results

WACCAMAW BANK
Growing Coastal Carolina Strong

Positive Earnings $288,000,  $0.05 per share
Pre-tax, pre-provision income before security gains was
$938,000, vs $368,000 in Q1 ‘09
+15% Noninterest income excluding security gains, $1.3MM
Containing Expenses
Noninterest expense down 11% vs Q1 ‘09
Increased Reserves
Allowance for loan losses 3.05% of loans vs 2.10%
Managing Loan Portfolio Size and Mix
Loans contracted 11% over the past year from $385 mm to $343 mm, while deposits increased 11%
Total NPA/Assets 6.88%
Tangible Equity/Assets 3.06%
Bank exceeded well capitalized minimums

Pretax Income Before Provision – Five Newest Branches ($000s)

0
-100
-200
-300
-400
-500
-600
-700
-800
-900
2009
Q1 2010

WACCAMAW BANK
Growing Coastal Carolina Strong

20 Newest branches include: Shallotte (NC) , Oak Island (NC), Conway Medical (SC), Socastee (SC) Little River (SC) Source: Company reports Source: Company reports

Financial Highlights

Pretax Preprovision Core ROAA (Q1 '10) *
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
WBNK
CLBH
CRFN
ECBE
FSBK
NCBC
BKOR
PEBK
BCAR
TDBK
SOCB

Efficiency Ratio (Q1 '10)
120
100
80
60
40
20
0
WBNK
CLBH
CRFN
ECBE
FSBK
NCBC
BKOR
PEBK
BCAR
TDBK
SOCB

WACCAMAW BANK
Growing Coastal Carolina Strong

21 10-Qs, Company Calculations 10-Qs, Company Calculations * Post preferred dividends when applicable

Deposit Franchise Overview

DDA Accounts 7%
NOW Accounts 10%
MMDA Accounts 20%
Savings Accounts 2%
Retail Time Deposits 15%
Jumbo Time Deposits 18%
Brokered Deposits 28%

Deposit Composition		
Type	Amount ($000s)	Percentage
DDA Accounts	32.8	7%
NOW Accounts	48.5	10%
MMDA Accounts	94.9	19%
Savings Accounts	11.5	2%
Total Core Deposits	187.7	38%
Retail Time Deposits	73.3	15%
Jumbo Time Deposits	88.7	18%
Brokered	138.7	28%
Total	488.4	100%

WACCAMAW BANK
Growing Coastal Carolina Strong

AS OF MARCH 31, 2010 CORE DEPOSITS $187.7 MM AVG COST OF FUNDS 2.10% VS 2.80% Q1 ‘09 INCREASING CORE DEPOSITS WILL FURTHER REDUCE FUNDING COSTS 22 Source: Call Report Source: Call Report

MANAGING CREDIT PORTFOLIO

WACCAMAW BANK
Growing Coastal Carolina Strong

Credit Administration
Experienced Credit Review Officer with 20 years experience, ten at WBNK; ten at UCB
Internal Credit Review
Dedicated Loan Review Specialist
Semiannual external loan review
Centralized Underwriting and Approval Process
all consumer and small business lending effective 12/31/09
Annual Review of all Loans and Relationships  >$500,000.
Overseen by Senior Credit Officer with 30+ years of banking experience.
Special Assets
Chief Lending Officer (former bank President and CEO) with 35+ years of experience placed in charge of Special Assets
Added two full-time employees for Special Assets, one of whom is also a former bank
President and CEO
Transferred approximately $50 million in problem loans into the Special Assets portfolio
Weekly conference call on classified assets
Monthly reporting to Loan Committee and Board of Directors on all watch list credits over $250,000
Increased oversight of foreclosure and OREO process

Loan Portfolio & Asset Quality

WACCAMAW BANK
Growing Coastal Carolina Strong

Loan Type
Outstanding
Loan Balance
($mm)
% of Total Nonaccrual
Loans ($mm)
Nonaccrual/
Outstanding
Loan Balance
Accruing
Loans > 90
Delinquent
OREO
($mm)
Total NPAs
($mm)
30 – 90 Day
Delinquent
($mm)
Construction &
Development
113 33% 20.7 18.4% 0.6 5.2 26.5 7.7
1 – 4 Family
Mortgages
81 24% 2.6 3.2% 0.4 0.5 3.5 0.4
Multifamily
Real Estate
12 3% 2.9 25.0% 0.0 0.8 3.7 3.6
Commercial
Real Estate
91 27% 3.7 4.0% 0.2 1.6 5.5 1.0
Agricultural
4 1% 0.0 0.0% 0.0 0.0 0.0 0.0
Consumer
14 4% 0.2 1.5% 0.0 0.0 0.2 0.1
Commercial
28 8% 1.0 3.6% 0.0 0.0 1.0 0.9
Total
343 100% 31.1 9.1% 1.2 8.1 40.4 13.7

As of March 31, 2010
Source: Call Report

Asset Quality Migration

WACCAMAW BANK
Growing Coastal Carolina Strong

Date
30 - 89
Days
Past Due
($mm)
Accruing
Loans > 90
Delinquent
Delinquent
Loans ($mm)
Nonaccrual
Loans ($mm)
OREO
($mm)
Total NPAs
($mm)
September 30, 2009
9.9 2.4 12.3 22.8 5.5 30.7
December 31, 2009 26.3 1.4 27.7 21.5 5.0 27.9
March 31, 2010
13.7 1.2 14.9 31.1 8.1 40.4

Source: Call Report

Loan Quality by Type

WACCAMAW BANK
Growing Coastal Carolina Strong

30 – 89  Days Past Due > 90  Days Past Due Nonaccrual Loans
Loan Type
9/30/2009 12/31/2009 3/31/2010 9/30/2009 12/31/2009 3/31/2010 9/30/2009 12/31/2009 3/31/2010
Construction &
Development
1.5 16.2 7.7 1.3 0.6 0.6 13.5 14.0 20.7
1 – 4 Family
Mortgages
2.4 2.5 0.4 0.6 0.7 0.4 2.4 2.4 2.6
Multifamily
Real Estate
3.6 2.9 3.6 - - - 1.3 0.7 2.9
Commercial
Real Estate
0.5 3.1 0.9 0.4 - 0.2 4.1 3.4 3.7
Agricultural
0.4 0.3 0.0   - - - 0.0 0.0 0.0
Consumer
0.3 0.3 0.1 0.0 0.0 - 0.2 0.1 0.2
Commercial
1.2 1.0 1.0 0.1 0.1 - 1.3 0.9 1.0
Total
9.9 26.3 13.7 2.4 1.4 1.2 22.8 21.5 31.1
Source: Call Report

Non-Performing Loans by Geography

25
20
15
10
5
0
Brunswick
Horry
New Hanover
Columbus
Bladen
Other

WACCAMAW BANK
Growing Coastal Carolina Strong

27 ($Millions, Based on location of collateral) Source: Company Reports

Loan Portfolio (March 31, 2010)

Consumer 4%
Commercial 8%
Agricultural 1%
C&D 33%
CRE 27%
1-4 Family 24%
Multifamily 3%

Lancaster 1%
Bladen 3%
Horry 7%
New Hanover 10%
Columbus 42%
Brunswick 37%

WACCAMAW BANK
Growing Coastal Carolina Strong

BY GEOGRAPHY (COUNTY) BY TYPE (TOTAL $343 MM) 28 Source: Call Report Source: Company Reports

C&D Loan Portfolio (March 31, 2010)

Construction - Family 14%
Construction Non-Residential 8%
Improved Developed Residential Lots 53%
Residential A&D 25%

Lancaster 0%
Columbus 8%
Brunswick 41%
New Hanover 16%
Bladen 5%
Horry 30%

WACCAMAW BANK
Growing Coastal Carolina Strong

BY GEOGRAPHY (COUNTY) BY TYPE ($112MM) 29 Source: Company Reports Source: Company Reports

PRO FORMA CAPITAL

Assumptions		
Assumed Capital Raise:	$ 30,000,000	
Risk Weighting for New Capital	20%	
	Current 31-Mar-10	**Current Pro Forma**
Tangible Common Equity/Tangible Assets	3.06%	7.78%
Tangible Common Equity/Risk Weighted Assets	4.70%	12.37%
Tier 1 Leverage Ratio (Bank)	5.87%	10.79%
Tier 1 Risk-Based Capital Ratio (Bank)	8.37%	15.99%
Total Risk-Based Capital Ratio (Bank)	10.43%	18.01%

WACCAMAW BANK
Growing Coastal Carolina Strong

30 Source: 10-Q, Company Calculations

INVESTMENT HIGHLIGHTS

WACCAMAW BANK

Growing Coastal Carolina Strong

Recent 11 branch additions represent only 25% of deposits but cover the largest markets
Dislocations of key coastal institutions creates market
opportunity :
Beach First    $600MM (FDIC closure/subsequent takeover)
Cape Fear       $500MM (FDIC closure/subsequent takeover)
Cooperative $1B (FDIC closure/subsequent takeover)
Carolina First $12B (Pending acquisition by TD Bank)
Growing core deposits & lending relationships in new markets
Long-term outlook for market (particularly coastal regions) is favorable
Current branch network will support significant growth
without major incremental fixed costs
Lack of TARP funding provides greater flexibility
New shares will increase liquidity of market for common stock

APPENDIX: BALANCE SHEET

WACCAMAW BANK

Growing Coastal Carolina Strong

Source: 10-Ks, 10-Q
Assets 2006 2007 2008 2009 3/31/2010
Cash and Due from Banks $9,183 $11,809 $8,948 $13,973 $9,081
Interest Bearing Deposits 790 912 2,685 7,695 79,283
Federal Funds Sold 2,598 - 4,281 21,315 6,565
Total Cash and Equivalents 12,572 12,721 15,913 42,984 94,929
Investment Securities 50,529 99,302 87,403 87,769 93,320
Restricted Equity Securities 2,457 3,342 4,132 4,041 4,041
Loans 317,139 360,524 386,071 350,170 342,517
Allowance for Loan Losses 4,886 5,386 7,188 10,149 10,442
Net Loans 312,253 355,138 378,883 340,021 332,075
Premises and Equipment, net 6,672 14,538 17,598 17,036 16,868
Goodwill 2,666 2,727 2,727 -
Foreclosed Assets - - - 4,994 8,086
Accrued Income 2,627 2,939 2,448 2,449 2,040
Intangible Assets, net 931 673 416 237 194
Bank Owned Life Insurance 5,419 11,777 17,835 18,576 18,764
Other Assets
3,456
5,209 10,095 15,113 15,817
Total Assets $399,581 $508,368 $537,450 $533,221 $586,134
Liabilities and Shareholders' Equity
Total Deposits 327,352 378,179 418,580 433,538 488,202
Securities sold under agreements to repurchase 5,410 29,222 23,830 20,615 20,557
Federal Funds Purchased - 15,429 - -
Other short-term borrowings - 13,000 10,000 3,500 1,000
Long-term debt 23,500 25,500 42,500 43,000 43,000
Junior subordinated debentures 8,248 8,248 12,372 12,372 12,372
Accrued interest payable 1,412 2,126 1,329 943 996
Other liabilities 1,957 1,640 995 2,099 1,900
Total liabilities $367,879 $473,345 $509,606 $516,067 $568,028
Shareholders' Equity
Preferred stock, Series A, convertible, non-cumulative, non-voting, no par value; 1,000,000 shares authorized * 993 794 464 9 9
Common stock, no par value; 25,000,000 shares authorized ** 17,338 23,785 24,592 25,100 24,893
Retained Earnings / Deficit 13,217 11,125 8,908 (5,129) (5,452)
Accumulated other comprehensive loss 154 (681) (6,120) (2,825) (1,343)
Total stockholders’ equity 31,703 35,023 27,844 17,154 18,107
Total liabilities and stockholders’ equity $399,581 $508,368 $537,450 $533,221 $586,134
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APPENDIX: INCOME AND PERFORMANCE

WACCAMAW BANK
Growing Coastal Carolina Strong

Source: 10-Ks, 10-Q
Twelve Months Ended: 3 Months Ended:
2006 2007 2008 2009 3/31/2010
(In $000s, except per share data)
Interest Income 25,379 31,637 30,485 25,889 5,601
Interest Expense (11,226) (16,296) (16,934) (12,536) (2,526)
Net Interest Income 14,153 15,341 13,551 13,353 3,074
Provision for Loan Losses (1,450) (386) (2,990) (16,580) (1,016)
Net Interest Income (Loss) after Provision 15,603 15,727 16,541 29,933 2,058
Noninterest Income Before Securities Gains/Losses 2,582 3,197 868 4,795 1,279
Securities Gains/Losses (1) 246 98 (887) 386
Total Noninterest Income 2,581 3,443 966 3,908 1,665
Total Noninterest Expense (9,422) (12,440) (15,397) (18,515) (3,416)
Pre-Tax Income (Loss) 8,762 6,730 2,110 15,326 308
Net Income (Loss) 3,652 3,909 (2,043) (14,206) 288
Diluted Earnings (Loss) Per Share 0.69 0.72 (0.37) (2.57) 0.05
Book Value ($) 5.77 6.44 5.04 3.09 3.26
Profitability (%)
Return on Average Assets 1.02 0.89 (0.38) (2.54) 0.21
Return on Average Common Equity 14.07 11.67 (6.11) (49.18) 6.53
Net Interest Margin 4.27 3.79 2.76 2.77 2.59
Capital (%)
Tangible Equity / Tangible Assets 7.10 6.26 4.62 3.17 3.06
Tangible Common Equity / Tangible Assets 6.85 6.11 4.54 3.17 3.06
Tier 1 Ratio 10.57 9.63 9.76 7.93 8.18
Total Risk Based Capital Ratio 11.82 10.88 11.68 8.95 9.14
Credit Quality (%)
NPAs / Assets 0.39 0.88 3.36 5.23 6.88
Allowance for Loan Losses / Gross Loans 1.54 1.49 1.86 2.90 3.05
Allowance for Loan Losses / NPAs 314.62 120.17 39.83 36.42 25.89
NCOs / Avg. Loans 0.20 (0.03) 0.32 3.70 0.82
Note: Profitability ratios are annualized

FOLLOW-ON COMMON STOCK OFFERING
30,000,000 SHARES

WACCAMAW BANKSHARES, INC. COMMON STOCK

June 2010 Waccamaw Bankshares, Inc. (NASDAQ: WBNK) Whiteville, NC